Exhibit 3(i)

ENDORSED – FILED
In the office of the Secretary of State
Of the State of California
AUG 22, 2008

ARTICLES OF INCORPORATION

I           The name of this corporation is ENTEST BIOMEDICAL, INC.

II          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III         The name and address in the State of California of this corporation’s initial agent for service of process is Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service.

IV         This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 1500.

Corporation Service Company

By: /s/ Robert Smith Jr.
Robert Smith Jr.  Assistant Secretary

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

OF

ENTEST BIOMEDICAL, INC.

The undersigned certify that:

1. They are the president and the secretary, respectively, of ENTEST BIOMEDICAL, INC., a California corporation.

2. Articles 4 of the Articles of Incorporation of this California Corporation is amended to read as follows:

“Article 4: The Corporation shall be authorized to issue 100 million shares of common stock @ $.00001 par value.”

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares f the corporation is 1500. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote requited was more than 50%.

We further declare under penalty of perjury under the Laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: June 4, 2009

/s/ David R. Koos	/s/ David R. Koos
David R. Koos, President	David R. Koos, Secretary